Adviser to Kayne Anderson Energy Development Company Announces Hiring of Monique Vo as Vice President of Investor Relations

HOUSTON, TX -- 03/04/2008 -- KA Fund Advisors, LLC ("Kayne Anderson"), which serves as the advisor to Kayne Anderson MLP Investment Company (NYSE: KYN), Kayne Anderson Energy Total Return Fund (NYSE: KYE) and Kayne Anderson Energy Development Company (NYSE: KED), announces the hiring of Monique Vo as Vice President of Investor Relations.

Ms. Vo most recently served as Director of Investor Relations at Boardwalk Pipeline Partners, LP and Director of Financial Analysis at Copano Energy, L.L.C. where she developed financial and operational models for acquisition targets and provided analytical support for the partnership's commodity hedging program. Ms. Vo also served as Director of Strategic Analysis for Koch Industries focusing on the power industry and as an associate in the energy practice at Booz Allen Hamilton. Prior to working in the energy industry, Ms. Vo was a Member of Technical Staff at AT&T Bell Laboratories.

Ms. Vo earned an M.S. and B.S. in Electrical Engineering from Stanford University and an M.B.A from Rice University.

Kayne Anderson Energy Development Company (the "Company") is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; energy industry risk; commodity pricing risk; leverage risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

Contacts:
KA Fund Advisors, LLC
David Shladovsky
800-231-7414
http://www.kaynefunds.com